Consent of Independent Registered Public Accounting Firm

The Board of Directors
XTL Biopharmaceuticals Ltd.

We consent to the use in the Annual Report on Form 20-F of XTL Biopharmaceuticals Ltd., filed with the United States Securities and Exchange Commission, of our report dated May 3, 2005 on the consolidated balance sheets of XTL Biopharmaceuticals Ltd., and its subsidiary at December 31, 2004 and the consolidated statements of income, retained earnings and changes in financial position for the years ended December 31, 2004, 2003 and 2002.

/s/ Kesselman & Kesselman
Kesselman & Kesselman
Certified Public Accountant (Isr.)
A member of PricewaterhouseCoopers
International Limited

Tel Aviv, Israel
August 29, 2005